Exhibit 10.2

Dated: 17 June 2025

MARTIN SJOLUND (1) PRA Group UK Limited (2)
Amended and Restated SERVICE AGREEMENT

TABLE OF CONTENTS

1	Interpretation	1
2	Term of appointment	2
3	Duties	2
4	Place of work	3
5	Hours of work	3
6	Salary	3
7	Expenses	3
8	Bonus	4
9	benefits	4
10	Holidays	5
11	Incapacity	5
12	Other leave	6
13	Training	6
14	Outside interests	6
15	Confidential Information	6
16	Intellectual property	7
17	Payment in lieu of notice	7
18	Termination without notice	7
19	Garden Leave	8
20	Obligations on termination	8
21	Restrictive covenants	9
22	Disciplinary and grievance procedures	11
23	Pensions	11
24	Data protection	11
25	Collective agreements	12
26	Entire agreement	12
27	Variation	12
28	Counterparts	12
29	Third party rights	12
30	Governing law	12
31	Jurisdiction	12

CBD.CBD.95592.12.03107347.4

THIS DEED IS DATED 17 JUNE 2025

PARTIES
(1)    PRA Group UK Limited incorporated and registered in England and Wales with company number 04267803 whose registered office is at Level 11, Riverside House, 2A Southwark Bridge Road, London, SE1 9HA (the "Company"); and
(2)    Martin Sjolund of [REDACTED] (the "Executive").

AGREED TERMS
1    INTERPRETATION
1.1    The definitions and rules of interpretation in this clause 1 apply in this agreement.
1.1.1    "Appointment" the employment of the Executive by the Company on the terms of this agreement.
1.1.2    "Associated Employer" has the meaning given to it in the Employment Rights Act 1996.
1.1.3    "Board" the board of directors of the Company (including any committee of the board duly appointed by it).
1.1.4    "Capacity" as agent, consultant, director, employee, worker, owner, partner, shareholder or in any other capacity.
1.1.5    "Commencement Date" 17 June 2025
1.1.6    "Confidential Information" information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of any Group Company for the time being that is confidential to any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of any Group Company or any of their business contacts.
1.1.7    "Garden Leave" any period during which the Company has exercised its rights under clause 19.
1.1.8    "Group Company" the Company, its Subsidiaries or Holding Companies from time to time (including, for the avoidance of doubt and without limitation to the generality of the foregoing, the Parent Company) and any Subsidiary of any Holding Company from time to time.
1.1.9    "Incapacity" any sickness, injury or other medical disorder or condition which prevents the Executive from carrying out his duties.
1.1.10    "Intellectual Property Rights" patents, utility models, rights to Inventions, copyright and neighbouring and related rights, moral rights, trade marks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets) and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.
1.1.11    "Invention" any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.
1.1.12    “Parent Company” shall mean PRA Group, Inc, a company incorporated in Delaware, USA.

1.1.13    "Subsidiary and Holding Company" in relation to a company mean subsidiary and holding company as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee.
1.1.14    "Termination" the termination of the Executive’s employment with the Company however caused.
1.2    The headings in this agreement are inserted for convenience only and shall not affect its construction.
1.3    A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.
1.4    Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.
1.5    Unless the context otherwise requires, words in the singular include the plural and words in the plural include the singular.

2    TERM OF APPOINTMENT
2.1    The Appointment shall be deemed to have commenced on the Commencement Date and shall continue, subject to the remaining terms of this agreement, until terminated by either party giving the other not less than 6 months’ prior notice in writing.
2.2    The parties agree that the Parent Company shall have the right to give notice to terminate the Appointment pursuant to clause 2.1 above as if it was the Company and regardless of any decision taken by the Company as to whether it wishes, or intends, to terminate the Appointment pursuant to clause 2.1 above.
2.3    The Executive's continuous employment with the Company commenced on 21 October 2011. No employment with a previous employer counts towards the Executive’s period of continuous employment with the Company.

3    DUTIES
3.1    The Executive shall serve as President & Chief Executive Officer of the Parent Company or such other role as the Company considers appropriate.
3.2    During the Appointment the Executive shall:
3.2.1    perform such duties on behalf of the Company and any Group Company that are typically associated with the position held by the Executive and all other duties that may be assigned to Executive by the Board from time to time;
3.2.2    act as a director of the Parent Company and carry out duties on behalf of any Group Company including, if so required by the Board, acting as an officer or consultant of any such Group Company and to cease so acting in respect of the Parent Company and any Group Company when required by the Company at any time and for any reason;
3.2.3    comply with the articles of association (as amended from time to time) of the Company and any other Group Company of which he is a director;
3.2.4    abide by any statutory, fiduciary or common-law duties to any Group Company of which he is a director;
3.2.5    not do anything that would cause him to be disqualified from acting as a director;

3.2.6    unless prevented by Incapacity, devote the whole of his time, attention and abilities to the business of the Company and any Group Company of which he is an officer;
3.2.7    faithfully and diligently exercise such powers and perform such duties as may from time to time be assigned to him by the Company;
3.2.8    comply with all reasonable and lawful directions given to him by the Company;
3.2.9    promptly make reports concerning the affairs of any Group Company on such matters and at such times as are reasonably required;
3.2.10    report his own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of any Group Company to the Company and Parent Company immediately on becoming aware of it; and
3.2.11    use his best endeavours to promote, protect, develop and extend the business of the Company, Parent Company and Group Companies.
3.3    The Executive shall comply with any rules, policies and procedures in force from time to time, copies of which can be found on the company intranet. These rules, policies and procedures do not form part of this agreement and the Company may amend them at any time. To the extent that there is any conflict between the terms of this agreement and such rules, policies and procedures, this agreement shall prevail.
3.4    All documents, manuals, hardware and software provided for the Executive’s use by the Company, Parent Company and any Group Company, and any data or documents (including copies) produced, maintained or stored on the Company’s, Parent Company’s or Group Companies’ computer systems or other electronic equipment (including mobile phones), remain the property of the Company, Parent Company or Group Company, as applicable.

4    PLACE OF WORK
4.1    The Executive's normal place of work is Company’s offices in London or such other place which the Company may reasonably require (on either a temporary or permanent basis) for the proper performance and exercise of his duties.
4.2    The Executive agrees to travel on any Group Company’s business (both within the United Kingdom or abroad) as may be required for the proper performance of his duties under the Appointment.
4.3    Whilst international travel will be an expected requirement of the role, during the Appointment it is not envisaged that Executive shall work outside the United Kingdom for any continuous period of more than one month.

5    HOURS OF WORK
5.1    The Executive's normal working hours shall be 9.00 am to 5.30 pm on Mondays to Fridays and such additional hours as are necessary for the proper performance of duties. The Executive acknowledges that he shall not receive further remuneration in respect of such additional hours.
5.2    In signing this Agreement, the Executive acknowledges and agrees that he may need to work in excess of the relevant weekly hours limit under the Working Time Regulations 1998 (i.e. more than 48 hours a week on average during any 17-week reference period). The Executive may withdraw his consent at any time provided he gives not less than three months' prior written notice to the Company.

6    SALARY
6.1    Effective 17 June 2025, the Executive shall be paid a salary of £614,400 per annum (inclusive of any fees due to the Executive by any Group Company as an officer of any Group Company).

6.2    The Executive's salary shall accrue from day to day and be payable monthly in arrears on or about the last day of each month directly into the Executive’s bank or building society.
6.3    The Executive's salary shall be reviewed annually, but the Company is under no obligation to increase Executive’s salary following a salary review.
6.4    The Company may deduct from the salary, or any other sums owed to the Executive, any money owed to any Group Company by the Executive.

7    EXPENSES
7.1    The Company shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by the Executive in the course of the Appointment, subject to production of VAT receipts or other appropriate evidence of payment.
7.2    The Executive shall abide by the Company's policies on expenses as set out in the expenses policy from time to time in force.
7.3    In the event that the Executive becomes subject to more than one country of taxation with respect to any compensation, benefits, or other payments received from the Company due to concurrent tax liabilities in multiple jurisdictions, the Company shall reimburse the Executive for any additional tax liability incurred as a result of such multiple countries of taxation. This reimbursement shall cover the amount by which the Executive’s total tax liability exceeds the amount the Executive would have paid if subject only to taxation in the Executive's country of primary residence, as reasonably determined annually by a qualified tax advisor selected by the Company. The calculation will consider all relevant tax treaties, credit, and deductions available to the Executive.
The Executive agrees to cooperate with the Company in minimizing such liabilities and shall take reasonable steps to claim any available tax credits, deductions or exemptions. The Company’s reimbursement obligations under this clause shall be subject to the Executive providing appropriate documentation of the tax payments and liabilities and shall be paid in accordance with applicable law and within a reasonable period following submission of such documentation in GBP currency. The Executive agrees to notify the Company of any changes in the Executive’s tax status or liabilities that may affect the reimbursement calculation. This provision does not cover penalties or interest resulting from the Executive’s failure to comply with tax filing obligations. The Company reserves the right to amend or terminate this provision in response to changes in tax laws or regulations.

8    BONUS
8.1    The Company may in its absolute discretion pay the Executive a bonus of such amount, at such intervals and subject to such conditions as the Company may in its absolute discretion determine taking into account any specific performance targets which may be notified to the Executive from time to time (performance targets, and any terms and conditions applicable for the bonus scheme in force, are normally communicated to Executive in the first quarter of each year) .
8.2    Any bonus payment to the Executive shall be purely discretionary and shall not form part of the Executive's contractual remuneration under this agreement. If the Company makes a bonus payment to the Executive in respect of a particular financial year of the Company, it shall not be obliged to make subsequent bonus payments in respect of subsequent financial years of the Company.
8.3    The Company may alter the terms and conditions of any bonus scheme, and may alter the terms of any bonus targets, or withdraw them altogether at any time without prior notice.
8.4    Notwithstanding clause 8.1, the Executive shall in any event have no right to a bonus or a time-apportioned bonus if:
8.4.1    he has not been employed throughout the whole of the relevant financial year of the Company; or

8.4.2    his employment terminates for any reason or he is under notice of termination (whether given by the Executive, the Company or the Parent Company) at or before the date when a bonus might otherwise have been payable.
8.5    Any bonus payments shall not be pensionable.

9    BENEFITS
9.1    The Executive shall be entitled to participate in the following schemes:
9.1.1    the Group Critical Illness Scheme;
9.1.2    the Group Life Assurance Scheme which shall pay to the Executive's dependants a sum equal to 4 times the Executive's salary if the Executive dies during the Appointment;
9.1.3    the Private Medical Insurance Scheme for the benefit of the Executive and his spouse or civil partner and any children under the age of 21;
9.2    Membership of the above schemes shall be subject always to the following:
9.2.1    the terms of the Company’s scheme, as amended from time to time;
9.2.2    the rules or insurance policy of the relevant insurance provider, as amended from time to time; and
9.2.3    the Executive (and in the case of medical insurance his spouse or civil partner and any children under the age of 18) satisfying the normal underwriting requirements of the relevant insurance provider and the premium being at a rate which the Company considers reasonable.
9.3    The Company in its sole and absolute discretion reserves the right to discontinue, vary or amend any of the above schemes (including the level of the Executive’s cover) at any time on reasonable notice to the Executive.
9.4    If the insurance provider refuses for any reason to provide cover to the Executive, the Company shall not be liable to provide to the Executive any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.
9.5    If the Executive is receiving benefits under the Company's permanent health insurance scheme:
9.5.1    he shall resign as a director of any Group Company if so requested by the Company; and
9.5.2    the Company shall be entitled to appoint a successor to the Executive to perform all or any of the duties required of the Executive under the terms of the Appointment and the Executive’s duties shall be amended accordingly.

10    HOLIDAYS
10.1    The Company's holiday year runs between January 1 and December 31.
10.2    The Executive shall be entitled to 30 days' paid holiday in each holiday year together with the usual public holidays in England and Wales.
10.3    Holiday shall be taken at such time or times as shall be approved in advance, such approval to be obtained in accordance with the Company's policy as in force from time to time.
10.4    The Executive shall not without the consent of the Board carry forward any accrued but untaken holiday entitlement to a subsequent holiday year unless the Executive has been prevented from taking it in the relevant holiday year by one of the following: a period of sickness absence or statutory maternity leave, paternity, adoption, parental or shared parental leave.
10.5    If on termination of the Appointment the Executive has taken in excess of his accrued holiday entitlement, the Company shall be entitled to recover from the Executive by way of deduction from any payments due to the Executive or otherwise one day's pay for each excess day.

10.6    If either party has served notice to terminate the Appointment, the Company may require the Executive to take any accrued but unused holiday entitlement during the notice period. Any accrued but unused holiday entitlement shall also be deemed to be taken during any period of Garden Leave under clause 19.

11    INCAPACITY
11.1    If the Executive is absent from work due to Incapacity, the Executive shall notify the Company of the reason for the absence as soon as possible on the first day of absence (giving details of the nature of his absence and any indication that can be given of his anticipated length of absence). While absent, the Executive must continue to update the Company on a daily basis, or as frequently as required.
11.2    Subject to his compliance with this agreement, the Executive shall be entitled to receive his full salary and contractual benefits during any periods of sickness absence up to a maximum of 6 months, followed by six months (in each case consecutively or in aggregate) at half pay (and unless specified otherwise normal contractual benefits) in any 52-week period. Those payments shall be inclusive of any SSP due.
11.3    The Executive agrees to consent to medical examinations (at the Company’s expense) by a doctor nominated by the Company should the Company so require.
11.4    If the Incapacity is or appears to be occasioned by actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, the Executive shall immediately notify the Company of that fact and of any claim, settlement or judgment made or awarded in connection with it and all relevant particulars that the Board may reasonably require. The Executive shall if required by the Company, co-operate in any related legal proceedings and refund to the Company that part of any damages or compensation recovered by him relating to the loss of earnings for the period of the Incapacity as the Company may reasonably determine less any costs borne by him in connection with the recovery of such damages or compensation, provided that the amount to be refunded shall not exceed the total amount paid to the Executive by the Company in respect of the period of Incapacity.
11.5    The rights of the Company to terminate the Appointment under the terms of this agreement apply even when such termination would or might cause the Executive to forfeit any entitlement to sick pay, permanent health insurance or other benefits.

12    OTHER LEAVE
12.1    The Executive may be eligible to take the following types of paid leave, subject to any statutory eligibility requirements or conditions and the Company's rules applicable to each type of leave in force from time to time (and shall be entitled, where applicable, to be paid during such leave in accordance with the Company's rules applicable to each type of leave in force from time to time):
12.1.1    statutory paternity leave;
12.1.2    statutory adoption leave;
12.1.3    statutory shared parental leave;
12.1.4    statutory parental bereavement leave; and
12.1.5    statutory neonatal care leave.
12.2    Further details of such leave and entitlement, where applicable, to be paid during such leave are available from the Company’s intranet.
12.3    The Company may replace, amend or withdraw the Company's policy on any of the above types of leave at any time.

13    TRAINING
During the Appointment the Company will provide, and in some instances may require the Executive to undertake, training for their professional development. Any such training will be provided at the cost of the Company unless otherwise indicated and agreed.

14    OUTSIDE INTERESTS
14.1    Subject to clause 14.2, during the Appointment the Executive shall not, except as a representative of the Company or with the prior written approval of the Company, whether paid or unpaid, be directly or indirectly engaged, concerned or have any financial interest in any Capacity in any other business, trade, profession or occupation (or the setting up of any business, trade, profession or occupation).
14.2    Notwithstanding clause 14.1, the Executive may hold an investment by way of shares or other securities of not more than 1% of the total issued share capital of any company (whether or not it is listed or dealt in on a recognised stock exchange) where such company does not carry on a business similar to or competitive with any business for the time being carried on by any Group Company.

15    CONFIDENTIAL INFORMATION
15.1    The Executive acknowledges that in the course of the Appointment he will have access to Confidential Information. The Executive has therefore agreed to accept the restrictions in this clause 15.
15.2    The Executive shall not (except in the proper course of his duties), either during the Appointment or at any time after its termination (however arising), use or disclose to any person, company or other organisation whatsoever (and shall use his best endeavours to prevent the publication or disclosure of) any Confidential Information. This shall not apply to:
15.2.1    any use or disclosure authorised by the Board or required by law;
15.2.2    any information which is already in, or comes into, the public domain other than through the Executive's unauthorised disclosure; or
15.2.3    any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

16    INTELLECTUAL PROPERTY
16.1    The Executive shall give the Company full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by him at any time during the course of the Appointment which relate to, or are reasonably capable of being used in, the business of any Group Company. The Executive acknowledges that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Company absolutely. To the extent that they do not vest automatically, the Executive holds them on trust for the Company. The Executive agrees promptly to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give effect to this clause 16.1.
16.2    The Executive hereby irrevocably waives all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which he has or will have in any existing or future works referred to in clause 16.1.
16.3    The Executive irrevocably appoints the Company to be his attorney in his name and on his behalf to execute documents, use the Executive’s name and do all things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of this clause. A certificate in writing, signed by any director or the secretary of the Company, that any instrument or act falls within the authority conferred by this agreement shall be conclusive evidence that such is the case so far as any third party is concerned.

17    PAYMENT IN LIEU OF NOTICE
17.1    Notwithstanding clause 2, the Company may, in its sole and absolute discretion, terminate the Appointment at any time and with immediate effect by notifying the Executive that the Company is exercising its right under this clause 17.1 and that it will make a payment in lieu of notice (Payment in Lieu) to the Executive. This Payment in Lieu will be equal to the basic salary only (as at the date of termination) which the Executive would have been entitled to receive under this agreement during the notice period referred to in clause 2 (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions.
17.2    The Executive shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in clause 17.1. Nothing in this clause 17 shall prevent the Company from terminating the Appointment in breach.

18    TERMINATION WITHOUT NOTICE
18.1    The Company may also terminate the Appointment with immediate effect without notice and with no liability to make any further payment to the Executive (other than in respect of amounts accrued due at the date of termination) if the Executive:
18.1.1    is guilty of any gross misconduct affecting the business of any Group Company;
18.1.2    commits any serious or repeated breach or non-observance of any of the provisions of this agreement or refuses or neglects to comply with any reasonable and lawful directions of the Company;
18.1.3    is, in the reasonable opinion of the Company, negligent and/or incompetent in the performance of his duties;
18.1.4    is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has a county court administration order made against him under the County Court Act 1984;
18.1.5    is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed);
18.1.6    is, in the opinion of a medical practitioner physically or mentally incapable of performing their duties and may remain so for more than three months and the medical practitioner has given a medical opinion to the Company to that effect;
18.1.7    is guilty of any fraud or dishonesty or acts in any manner which in the opinion of the Company brings or is likely to bring the Executive or any Group Company into disrepute or is materially adverse to the interests of any Group Company;
18.1.8    is unable by reason of Incapacity to perform his duties under this agreement for an aggregate period of 6 months in any 52-week period.
18.2    The parties agree that the Parent Company shall have the right to terminate the Appointment pursuant to clause 18.1 above as if it was the Company and regardless of any decision taken by the Company as to whether it wishes, or intends, to terminate the Appointment pursuant to clause 18.1 above.
18.3    The rights of the Company and the Parent Company under clause 18.1 are without prejudice to any other rights that they might have at law to terminate the Appointment or to accept any breach of this agreement by the Executive as having brought the agreement to an end. Any delay by the Company and/or the Parent Company in exercising its rights to terminate shall not constitute a waiver thereof.

19    GARDEN LEAVE
19.1    Following service of notice to terminate the Appointment by either party, or if the Executive purports to terminate the Appointment in breach of contract, the Company may by written notice place the Executive on Garden Leave for the whole or part of the remainder of the Appointment.
19.2    During any period of Garden Leave:
19.2.1    the Company shall be under no obligation to provide any work to the Executive and may revoke any powers the Executive holds on behalf of the Company or any Group Company;
19.2.2    the Company may require the Executive to carry out alternative duties or to only perform such specific duties as are expressly assigned to the Executive, at such location (including the Executive’s home) as the Company may decide;
19.2.3    the Executive shall continue to receive his basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;
19.2.4    the Executive shall remain an employee of the Company and bound by the terms of this agreement (including any implied duties of good faith and fidelity);
19.2.5    the Executive shall ensure that the Company knows where he will be and how he can be contacted during each working day (except during any periods taken as holiday in the usual way);
19.2.6    the Company may exclude the Executive from any premises of the Company or any Group Company;
19.2.7    the Company may stop the Executive's access to the Company's IT systems, including without limitation to the foregoing the Company's e-mail system; and
19.2.8    the Company may require the Executive not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company.

20    OBLIGATIONS ON TERMINATION
20.1    On termination of the Appointment (however arising) or, if earlier, and if requested by the Company at the start of a period of Garden Leave, the Executive shall:
20.1.1    resign immediately without compensation from any office or trusteeship that he holds in or on behalf of any Group Company;
20.1.2    subject to clause 20.2, immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of any Group Company or its business contacts, any keys and any other property of any Group Company, which is in his possession or under his control;
20.1.3    irretrievably delete any information relating to the business of any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in his possession or under his control outside the Company's premises.
20.2    The Executive agrees that, both during and after the termination of their employment with the Company, they shall not “Disparage” (“Disparage” means to make remarks, comments, or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the person being disparaged) the Company (or any Group Company) or any director or officer of the Company or any Group Company in any way that could materially and adversely affect the goodwill, reputation or business relationships of the Company or any Group Company or the director or officer with the public generally, or with any of the Company’s or any Group Company’s customers, vendors or employees. Nothing in this clause shall preclude the Executive from (subject to first complying with the Company’s whistleblowing policy from time to time in force):
20.2.1    reporting a suspected criminal offence to the police or any law enforcement agency or co-operating with the police or any law enforcement agency regarding a criminal investigation or prosecution;
20.2.2    doing or saying anything that is required by HMRC or a regulator, ombudsman or supervisory authority, including the FCA;
20.2.3    whether required to or not, making a disclosure to, or co-operating with any investigation by, HMRC or a regulator, ombudsman or supervisory authority (including the FCA) regarding any misconduct, wrongdoing or serious breach of regulatory requirements (including giving evidence at a hearing);
20.2.4    complying with an order from a court or tribunal to disclose or give evidence;
20.2.5    making any other disclosure as required by law.
20.3    Where the Executive has been placed on Garden Leave he shall not be required by clause 20.1 to return until the end of the Garden Leave period any property provided to him as a contractual benefit for use during the Appointment.
20.4    The Executive hereby irrevocably appoints the Company to be his attorney to execute and do any such instrument or thing and generally to use his name for the purpose of giving the Company or its nominee the full benefit of clause 20.1.1.

21    RESTRICTIVE COVENANTS
21.1    In this clause:
21.1.1    “Prospective Customer” means any person, firm, company or other organisation whatsoever to whom the Company or any Group Company:
21.1.1.1    has offered to supply goods or services;
21.1.1.2    has provided details of the terms on which it would or might be willing to supply goods or services; or
21.1.1.3    has had any negotiations or discussions regarding the possible supply of goods or services;
and with whom in each case the Executive has had personal contact or dealings to a material extent on behalf of the Company or any Group Company during 12 months immediately preceding the Termination Date or in relation to which Prospective Customer or offer, details, negotiations or discussions the Executive has Confidential Information at the Termination Date;
21.1.2    “Restricted Business” means those of the businesses of the Company and the Group Companies at the Termination Date with which the Executive was involved to a material extent during the period of 12 months ending on the Termination Date or in relation to which the Executive has Confidential Information at the Termination Date;
21.1.3    “Restricted Customer” means any firm, company or other person who, during the period of 12 months ending on the Termination Date, was a customer of or in the habit of dealing with the Company or any Group Company and with whom the Executive had material contact during the period of 12 months ending on the Termination Date or in relation to whom the Executive has Confidential Information at the Termination Date; and
21.1.4    “Restricted Employee” means any person who, at the Termination Date, either:
21.1.4.1    was employed by the Company, Parent Company or any Group Company at a level at least equal to a direct report of Executive or the President of PRA Group Europe and was a person with whom the Executive had material contact; or

21.1.4.2    was employed by the Company, Parent Company or any Group Company and reported to the Executive directly or indirectly at any time during the 12 months prior to the Termination Date;
21.2    The Executive will not, for a period of 6 months after the Termination Date:
21.2.1    solicit or assist in soliciting or endeavour to entice away from the Company or any Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business;
21.2.2    accept or facilitate the acceptance of, or deal with the custom or business of any Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business;
21.2.3    offer employment to or otherwise endeavour to entice away from the Company or any Group Company any Restricted Employee;
21.2.4    solicit or assist in soliciting the custom or business of any Prospective Customer with a view to providing goods or services to that Prospective Customer in competition with any Restricted Business;
21.2.5    accept or facilitate the acceptance of, or deal with, in competition with the Company or any Group Company the custom or business of any Prospective Customer with a view of providing goods or services to that Prospective Customer in competition with any Restricted Business;
21.2.6    subject to clause 21.10.2 below, in competition with the business of the Company or any Group Company be employed or engaged in or otherwise perform services for any firm, company or other person (including the Executive himself) whose business is the same as or competitive with the Restricted Business provided that for the avoidance of doubt the restrictions in this clause 21.2.6 shall not prevent the Executive from being:
21.2.6.1    engaged or concerned in any business concern insofar as the Executive's duties or work shall relate solely to geographical areas where the business concern is not in competition with any Restricted Business; or
21.2.6.2    engaged or concerned in any business concern, provided that the Executive's duties or work shall relate solely to services or activities of a kind with which the Executive was not concerned to a material extent in the 12 months before the Termination Date.
21.3    Nothing in this clause shall prohibit the Executive seeking or procuring custom or doing business not related to the Restricted Business.
21.4    If the Company exercises its right under clause 19 above to suspend the Executive’s duties and powers during any period after notice of termination of his employment has been given by the Company or the Executive, the aggregate of the period of suspension and the period after the Termination Date for which the covenants in this clause shall apply shall not exceed 6 months and, if the aggregate of the two periods would exceed 6 months, the period after the Termination Date for which the covenants in this clause shall apply shall be reduced accordingly.
21.5    The obligations imposed on the Executive by this clause extend to them acting not only on their own account but also on behalf of any other firm, company or other person and shall apply whether the Executive acts directly or indirectly. For the avoidance of doubt the obligations imposed on the Executive by this clause shall not apply in respect of any activities as the Board may agree in writing with the Executive.
21.6    The Executive understands and acknowledges that due to their position in the Company and any Group Company they will have access to Confidential Information vital to the continued success of the Company and any Group Company, together with influence over and connection with the Company’s and/or any Group Company’s customers, prospective customers and employees. They therefore agree that the provisions of this clause are reasonable in their application to the

Executive and necessary, but not more than sufficient, to protect the legitimate interests of the Company and any Group Company.
21.7    The undertakings contained in this clause shall be directly enforceable by the Company or any Group Company enjoying the benefit thereof and the Company may also enforce the same for the benefit of any Group Company as well as for its own benefit.
21.8    Each of the covenants and obligations on the Executive’s part contained in each part of this clause shall be deemed to be separate and severable and enforceable by the Company accordingly. In the event that any of the restrictions shall be held void but would be valid if part of the wording thereof was deleted, such restriction shall apply with such deletion as may be necessary to make it valid and effective.
21.9    Where this clause refers to the Group Company the said clauses will with respect to each Group Company constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the remaining covenants in favour of the Company or any Group Company provided always that this clause shall only apply to those Group Companies to whom the Executive has given his services, or with whom he was concerned, in the 6 months immediately preceding the Termination Date.
21.10    If the Executive receives an offer to be involved in a business concern in any capacity (and whether as agent, consultant, director, employee, worker, owner, partner, shareholder or in any other capacity) during his employment pursuant to this Agreement, or before the expiry of the last of the covenants in this clause 21:-
21.10.1    the Executive shall give the person making the offer a copy of this clause 21 and shall tell the Company the identity of that person as soon as possible;
21.10.2    if the Executive would be prevented from accepting such offer by virtue of clause 21.2.6 above ("the Non-Compete Clause") then the Company shall notify the Executive whether it wishes to enforce the Non-Compete Clause and if it does then the Company shall be required to pay the Executive a sum representing the basic salary payable as at the Termination Date for the period from the date on which the Company gives notice to the Executive pursuant to this clause 21.10.2 (or the date upon which the Executive would otherwise have started such new employment or engagement if later) until the date upon which the Non-Compete Clause would have otherwise expired, such payment to be paid in monthly instalments on the normal date for salary payments, and shall be subject to deductions for tax and national insurance required by law. If the Company elects not to enforce the Non-Compete Clause then the Executive shall be released from the provisions of the Non-Compete Clause and for the avoidance of doubt the Executive shall not be entitled to any payment pursuant to this clause 21.10.2 but the remaining restrictions contained at clauses 21.2.1 to 21.2.5 above shall continue in full force and effect.

22    DISCIPLINARY AND GRIEVANCE PROCEDURES
22.1    The Executive is subject to the Company's disciplinary and grievance procedures These procedures do not form part of the Executive’s contract of employment.
22.2    If the Executive wants to raise a grievance, he may apply do so in accordance with the Company’s grievance procedure.
22.3    If the Executive wishes to appeal against any disciplinary decision he may appeal in writing in accordance with the Company’s disciplinary procedure.
22.4    The Company may suspend the Executive from any or all of his duties for no longer than is necessary to investigate any disciplinary matter involving the Executive or so long as is otherwise reasonable while any disciplinary procedure against the Executive is outstanding.

23    PENSIONS
23.1    The Company will pay contributions to the Executive's personal pension arrangements provided these arrangements are acceptable to the Company or they will become an active member of the Company's group personal pension scheme (Scheme) (or such other registered pension scheme as may be set up by the Company to replace the Scheme) with effect from the date of this contract.
23.2    The Company shall contribute an amount equal to 7.5% of the Executive's salary to a pension scheme (or equivalent in cash, less income tax and National Insurance contributions) during each year of the Appointment.
23.3    Any contributions shall be payable in equal monthly instalments in arrears. Any contributions of the Executive shall be made by way of deduction from the Executive's salary.
23.4    As above, the Company will contribute an amount equivalent to 7.5% of the Employee’s base salary into a registered pension scheme, subject to the applicable cap in effect each tax year, which reflects the Employee’s tapered annual allowance, based on current pension tax legislation, as the Employee’s adjusted income exceeds £360,000 per annum.
Any employer pension contributions that would otherwise exceed the cap will instead be paid as non-bonusable pay, subject to applicable tax and Employee’s National Insurance deductions. Non-bonusable pay shall be excluded from any calculation of bonus or incentive-based compensation.

24    DATA PROTECTION
24.1    The Company will collect and process information relating to the Executive in accordance with the Privacy notice which is on the intranet.
24.2    The Executive shall comply with the data protection policy when handling personal data in the course of employment including personal data relating to any employee, worker, contractor, customer, client, supplier or agent of any Group Company.

25    COLLECTIVE AGREEMENTS
There is no collective agreement which directly affects the Appointment.

26    ENTIRE AGREEMENT
26.1    This agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.
26.2    Each party acknowledges that in entering into this agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement.
26.3    Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this agreement.
26.4    Nothing in this clause shall limit or exclude any liability for fraud.

27    VARIATION
No variation or agreed termination of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

28    COUNTERPARTS
28.1    This agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.
28.2    No counterpart shall be effective until each party executed and delivered at least one counterpart.

29    THIRD PARTY RIGHTS
Other than as stated in this Agreement, no one other than a party to this agreement (and for the avoidance of doubt, for the purposes of clauses 2.2 and 18.2 above the Parent Company) shall have any right to enforce any of its terms.

30    GOVERNING LAW
This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

31    JURISDICTION
Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed as a deed by PRA Group UK Limited acting by a director, in the presence of:

/s/ Dimitra Krokou
SIGNATURE OF WITNESS

NAME: Dimitra Krokou
ADDRESS: [REDACTED]
OCCUPATION OF WITNESS: Deputy GC, Europe
/s/ Steven Daws Director

Signed as a deed by the Executive in the presence of: /s/ Steven Daws SIGNATURE OF WITNESS NAME: Steven Daws ADDRESS: [REDACTED] OCCUPATION OF WITNESS: Group Risk & Compliance Director	/s/ Martin Sjolund Executive